UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 11, 2007
Cruisestock, Inc.
(Exact name of registrant as specified in its charter)

Texas	333-133253	87-0700927
(State or Other Jurisdiction)	(Commission File Number)	(IRS Employer Identification No.)

7703 North Lamar Blvd.
Austin, TX	78734
(Address of principal executive offices)	(zip code)
(512) 692-2100
(Registrant’s telephone number, including area code)
5313-B FM West #224, Houston, Texas
(Former name or former address, if changed since last report)
Copies to:
Julio C. Esquivel
Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard, Suite 2800
Tampa, FL
Phone: (813) 229-7600
Fax: (813) 229-1660
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement
     On May 11, 2007, the Company entered into an exclusive letter of intent to acquire U.S. Voice and Data, LLC (“USVD”), an Indiana Limited Liability Company, with USVD and its two members. The letter of intent and the closing of the acquisition is subject to, among other things, the completion of due diligence, financing and the negotiation and execution of a definitive purchase agreement. There can be no assurances that a successful closing will occur.
     Generally, the letter of intent is non-binding, however, it does impose certain binding obligations on the parties. Among these is the requirement that, from the date of the letter of intent until August 31, 2007, USVD cease negotiations with any other party regarding the acquisition of USVD and otherwise refrain from taking any action to seek, solicit or accept any other inquiries, proposals or offers to purchase or otherwise acquire the business or assets of USVD or the membership interests of USVD, whether by merger, consolidation, stock purchase, joint venture or otherwise. In exchange for such exclusivity, the Company has paid to USVD a deposit of $250,000 (the “Deposit”). At the closing of the acquisition, if one should occur, the Deposit is to be applied to the purchase price for USVD. However, should the Company, prior to closing, discover that USVD has materially misrepresented its financial condition or should USVD breach its exclusivity obligations, the Deposit is required to be refunded to the Company. In all other events, should the closing fail to occur, USVD is entitled to retain the Deposit.
     Neither the Company nor its affiliates has any material relationship with USVD or its members, other than in respect of the letter of intent.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, Cruisestock has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cruisestock, Inc.
By:	/s/ Michael Nole
Michael Nole,
Chief Executive Officer

Dated: May 17, 2007